UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934

                                 Amendment No. 4

                                 Banco de Chile
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common stock without nominal (par) value
   (Formerly the F Shares, mandatorily convertible into shares of Common Stock without nominal (par) value)
--------------------------------------------------------------------------------
                          Title of Class of Securities

                                    059504100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          Luis Fernando Antunez Bories
                             Chief Financial Officer
                                  Quinenco S.A.
                        Enrique Foster Sur 20, 14th Floor
                           Las Condes, Santiago, Chile
                                 (56-2) 750-7221
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  January 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    LQ Inversiones Financieras S.A.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY
       EACH           ----------------------------------------------------------
     REPORTING        9       SOLE DISPOSITIVE POWER
      PERSON
       WITH           ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    CO
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Quinenco S.A.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    CO
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Luksburg Foundation
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Liechtenstein
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,902,460,976
     OWNED BY
       EACH           ----------------------------------------------------------
     REPORTING        9       SOLE DISPOSITIVE POWER
      PERSON
       WITH           ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,902,460,976
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,902,460,976 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Lanzville Investments Establishment
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Liechtenstein
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY
       EACH           ----------------------------------------------------------
     REPORTING        9       SOLE DISPOSITIVE POWER
      PERSON
       WITH           ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Dolberg Finance Corporation Establishment
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Liechtenstein
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Geotech Establishment
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Liechtenstein
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    CO
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Andsberg Ltd.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Jersey, Channel Islands
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY
       EACH           ----------------------------------------------------------
     REPORTING        9       SOLE DISPOSITIVE POWER
      PERSON
       WITH           ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Andsberg Inversiones Ltd.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Jersey, Channel Islands
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Andsberg Inversiones Ltda.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,902,460,976
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,902,460,976
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,902,460,976 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Ruana Copper Corporation Establishment
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Liechtenstein
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Compania de Inversiones Adriatico S.A.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Guillermo Luksic Craig
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                              10,071,963
                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                  10,071,963
       WITH           ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,896,808,383 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Nicolas Luksic Puga
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Inmobiliaria e Inversiones Rio Claro S.A.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Andronico Luksic Craig
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                              19,747,322
                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                  19,747,322
       WITH           ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,906,483,742 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Patricia Lederer Tcherniak
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                              1,985,459
                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                  1,985,459
       WITH           ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,888,721,879 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Inversiones Consolidadas S.A.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                              5,451,774
                      ----------------------------------------------------------
      NUMBER OF       8       SHARED VOTING POWER
       SHARES
    BENEFICIALLY              49,886,736,420
      OWNED BY        ----------------------------------------------------------
        EACH          9       SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                 5,451,774
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49.892.188.194 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Inversiones Salta S.A.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Andronico Luksic Lederer
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                              1,566,162
                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                  1,566,162
       WITH           ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,888,302,582 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Davor Luksic Lederer
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                              1,583,440
                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                  1,583,440
       WITH           ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,888,319,860 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Max Luksic Lederer
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                              1,566,162
                      ----------------------------------------------------------
      NUMBER OF       8       SHARED VOTING POWER
       SHARES
    BENEFICIALLY              49,886,736,420
      OWNED BY        ----------------------------------------------------------
        EACH          9       SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                 1,566,162
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,888,302,582 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Dax Luksic Lederer
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                              1,566,162
                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                  1,566,162
       WITH           ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,888,302,582 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Fernanda Luksic Lederer
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                              1,566,162
                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                  1,566,162
       WITH           ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,888,302,582 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Antonia Luksic Puga
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Inversiones Rio Claro Ltda.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Inversiones Orengo S.A.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Ruana Copper AG Agencia Chile
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

                    OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                               [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Chile
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER

                      ----------------------------------------------------------
     NUMBER OF        8       SHARED VOTING POWER
      SHARES
   BENEFICIALLY               49,886,736,420
     OWNED BY         ----------------------------------------------------------
       EACH           9       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON          ----------------------------------------------------------
       WITH           10      SHARED DISPOSITIVE POWER

                              49,886,736,420
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        49,886,736,420 (individually)
        49,947,565,582 (total group shares)

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.7% (individually)
        61.8% (total group shares)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

            LQ Inversiones Financieras S.A. ("LQIF"), Quinenco S.A. ("Quinenco"), Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A, Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer, Fernanda Luksic Lederer, Antonia Luksic Puga, Inversiones Rio Claro Ltda., Inversiones Orengo S.A., and Ruana Copper AG Agencia Chile (the "Reporting Persons" or the "Group") hereby amend the Schedule 13D for the Group, dated January 11, 2002 (the "Schedule 13D"), as amended on January 17, 2003, April 19, 2005 and March 21, 2006, filed in respect to the common stock without nominal (par) value (the "Common Shares") of Banco de Chile, an open stock banking corporation (sociedad anonima bancaria abierta) organized under the laws of the Republic of Chile.

            In 1989, Banco de Chile repurchased from the Chilean Central Bank certain non-performing loans that Banco de Chile had previously sold to the Chilean Central Bank. As consideration for this repurchase, Banco de Chile issued to the Chilean Central Bank a subordinated obligation without a fixed term, known as "deuda subordinada," or subordinated debt. In 1996, Banco de Chile was reorganized, and as a result, the subordinated debt was assigned to Sociedad Administradora de la Obligacion Subordinada SAOS S.A ("SAOS") along with the economic rights to 28,593,701,789 Common Shares (35.4% of the total Common Shares.) (See Item 6 for additional information regarding SAOS and the subordinated debt). SAOS is 100% owned by Sociedad Matriz del Banco de Chile S.A. ("SM Chile"), but pursuant to the restructuring and the assignment of the subordinated debt, 100% of the economic rights to the Common Shares owned by SAOS are pledged to the Chilean Central Bank and all distributions on those shares are to be paid directly to the Chilean Central Bank until the subordinated debt is repaid. However, neither SAOS nor the Chilean Central Bank has the right to vote those Common Shares. The right to vote the Common Shares held by SAOS are directly held by the owners of the equity interest in SM Chile. SM Chile is a special purpose company that is publicly traded on the Santiago Stock Exchange and whose sole purpose is to hold Common Shares of Banco de Chile. SM Chile has issued four series of equity interests, each representing different voting and economic interests in Banco de Chile. Each holder of SM Chile's equity interests votes the underlying Common Shares of Banco de Chile directly, and not as a group. As a result of SAOS's arrangement with the Chilean Central Bank and the differing voting rights of SM Chile's four series of equity interests, the Group beneficially owns the voting equivalent of 49,886,736,420 Common Shares or 61.7% of Banco de Chile's total Common Shares, but only beneficially owns the economic rights to 32,660,514,339 Common Shares or 40.4% of Banco de Chile's total Common Shares.

            On July 19, 2007, Citigroup, Inc. ("Citigroup") and Citibank Overseas Investment Corporation ("COIC") entered into a Master Joint Venture Agreement (the "Framework Agreement") with Quinenco for the purpose of establishing a strategic partnership that combines Citigroup operations in Chile with Banco de Chile's local banking franchise to create a banking and financial services institution with approximately 20% market share of the Chilean banking industry. Entry into the Framework Agreement was disclosed by Banco de Chile in a Report on Form 6-K filed with the SEC on July 19, 2007. A copy of an English language translation of the Framework Agreement was filed as an Exhibit to the 2007 Annual Report on Form 20-F of

Banco de Chile and is incorporated by reference in this statement on Schedule 13D. As a result, Citigroup Chile S.A. ("Citigroup Chile") holds 33% of the outstanding voting shares of LQIF which are beneficially owned by COIC; Citibank, N.A. ("Citibank"); Citicorp Holdings Inc. ("CHI"); and Citigroup (together with Citigroup Chile, COIC, Citibank, and CHI, the "Unaffiliated Persons"). The Reporting Persons have the power to direct the voting and disposition of the Common Shares of Banco de Chile beneficially owned by LQIF, and may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended, with the Unaffiliated Persons, and to have shared beneficial ownership of all of such shares by virtue of the Shareholders Agreement described in this statement on Schedule 13D entered into between Quinenco, Citigroup Chile and certain of Quinenco's subsidiaries. The Unaffiliated Persons are filing separately a statement on
Schedule 13D with respect to these shares ("Unaffiliated Persons' Statement.")

            References to share ownership herein refer to "beneficial ownership" as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless otherwise stated. References to share ownership herein, unless stated otherwise, do not reflect the Reporting Persons percentage dividend rights, which have been pledged in certain circumstances, as discussed earlier.

Item 2. Identity and Background.
        -----------------------

      Item 2 of the Schedule 13D is hereby amended to add the following persons:

            (a)-(c), (f) This statement is being filed by the following persons:

            Fernanda Luksic Lederer, a Chilean citizen, resides in Chile and has her principal business address at Enrique Foster Sur 20, 18th Floor, Santiago, Chile. Ms. Fernanda Luksic Lederer is a member of the Quinenco Group.

            Antonia Luksic Puga, a Chilean citizen, resides in Chile and has her principal business address at Enrique Foster Sur 20, 18th Floor, Santiago, Chile. Mrs. Antonia Luksic Puga is a member of the Quinenco Group.

            Inversiones Rio Claro Ltda., a limited liability company organized under the laws of Chile ("Rio Claro Ltda"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Rio Claro Ltda.'s principal business address is at Enrique Foster Sur 20, 18th Floor, Santiago, Chile. Rio Claro Ltda. is a member of the Quinenco Group.

            Inversiones Orengo S.A., a corporation organized under the laws of Chile ("Inversiones Orengo"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Inversiones Orengo's principal business address is at Ahumada 11, 2nd Floor, Santiago, Chile. Inversiones Orengo is a member of the Quinenco Group.

            Ruana Copper AG Agencia Chile, an agency organized under the laws of Chile, is a holding entity whose main purpose is to hold shares of Quinenco and various other companies. Ruana Copper AG Agencia Chile's principal business address is at Ahumada 11, 2nd Floor, Santiago, Chile. Ruana Copper AG Agencia Chile is a member of the Quinenco Group.

            In addition, Citigroup Chile holds 33% of the outstanding voting shares of LQIF which are beneficially owned by COIC, Citibank, CHI and Citigroup. Information on the identity and background of the Unaffiliated Persons is incorporated herein by reference to the information contained in Item 2 of the Unaffiliated Persons' Statement.

            (d) None of the Reporting Persons, or to the best knowledge of each of the Reporting Persons, any of the persons listed in Schedule A hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years.

            (e) During the last five years, none of the Reporting Persons, or to the best knowledge of each Reporting Person, any of the persons listed in Schedule A hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation of such law.

Item 3. Source and Amount of Funds or Other Consideration.
        -------------------------------------------------

      Item 3 of the Schedule 13D is hereby amended and restated in its entirety as follows:

            Between March of 2008 and May of 2008, LQIF purchased 656,756,454 additional shares of SM Chile's Series B stock for an aggregate purchase price of Ch$40,855,257,833, and in May 2008 and June 2008, LQIF purchased 1,455,206,358 additional Common Shares of Banco de Chile for an aggregate purchase price of Ch$60,851,464,840. The source of funds for the consideration paid was dividends received in 2008 from Banco de Chile.

Item 4. Purpose of Transaction.
        ----------------------

      Item 4 of the Schedule 13D is hereby amended and restated in its entirety as follows:

            On July 19, 2007, Citigroup and COIC entered into the Framework Agreement with Quinenco for the purpose of establishing a strategic partnership that combines Citigroup's principal operations in Chile with Banco de Chile's local banking franchise to create a banking and financial services institution with approximately 20% market share of the Chilean banking industry. Entry into the Framework Agreement was disclosed by Banco de Chile in a Report on Form 6-K filed with the SEC on July 19, 2007. A copy of an English language translation of the Framework Agreement was filed as an Exhibit to the 2007 Annual Report on Form 20-F of Banco de Chile and is incorporated by reference in this statement on Schedule 13D.

            The Framework Agreement provided that Citigroup would initially acquire a 33% equity interest in LQIF and two options to increase its stake in LQIF up to a total of 50%. Citigroup could also be required to increase its stake in LQIF to up to a total of 41.5% if Quinenco exercises its put option under the Framework Agreement. The acquisition by Citigroup of its initial interest in LQIF occurred, with effect on January 1, 2008, under the terms of the Framework Agreement and a corresponding Merger Agreement between Banco de Chile and Citibank Chile. As consideration for the merger and, taking into account the deemed pro forma 10.5% share of Banco de Chile's equity represented by the operations and businesses of Citibank Chile, Banco de Chile issued and conveyed to LQIF 8,443,861,140 Common Shares of

Banco de Chile. Approval of the merger by the shareholders of Banco de Chile and the effective date for the merger of January 1, 2008, were disclosed by Banco de Chile in a Report on Form 6-K filed with the SEC on December 27, 2007. A copy of an English language translation of the Merger Agreement was filed as an Exhibit to the 2007 Annual Report on Form 20-F of Banco de Chile and is incorporated by reference in this statement on Schedule 13D.

            In March, April and May of 2008, LQIF purchased 25,396,941, 55,007,573 and 576,351,940 additional shares of SM Chile's Series B stock, respectively, representing a 2.7% voting interest in Banco de Chile, for an aggregate purchase price of Ch$40,855,257,833, and in May 2008 and June 2008, LQIF purchased 517,584,924 and 937,621,434 additional Common Shares of Banco de Chile, respectively, representing a 1.8% voting interest in Banco de Chile, for an aggregate purchase price of Ch$60,851,464,840. The source of funds for the consideration paid was dividends received in 2008 from Banco de Chile. The purchases of Banco de Chile Common Shares and of the shares of SM Chile were made in the open market through the Santiago Stock Exchange.

            Following the transactions contemplated by the Framework Agreement described above, and the subsequent LQIF investment, LQIF exercises control of Banco de Chile through direct ownership of a 32.1% voting interest in Banco de Chile and indirect ownership of a 29.6% voting interest in Banco de Chile. The indirect ownership voting interest held by LQIF in Banco de Chile is a result of LQIF's direct ownership of a 58.2% interest in SM Chile(1). SM Chile owns a 15% interest in Banco de Chile and all of the shares of SAOS, which in turn owns a 35.4% interest in Banco de Chile.

            Pursuant to the Framework Agreement and the Shareholders Agreement (as defined below), Citigroup Chile has certain rights to (i) require Quinenco to vote its shares of LQIF in favor of the election of two candidates for the board of directors of LQIF nominated by Citigroup Chile (increasing to three, including naming the Vice Chairman, if and when both options are exercised) of a total of seven directors of LQIF; (ii) cause LQIF to vote its shares in favor of the election of two candidates for the board of directors of SM Chile nominated by Citigroup Chile (increasing to four, including naming the Vice Chairman, if and when both options are exercised) of a total of nine directors of SM Chile; and (iii) cause LQIF to vote its shares in favor of the election of two candidates for the board of directors of Banco de Chile nominated by Citigroup Chile (increasing to five and the second of the two alternate directors, including naming the Vice Chairman, if and when both options are exercised) of a total of eleven directors of Banco de Chile. In the case of SM Chile and Banco de Chile, the number of directors appointed by Citigroup Chile could be reduced by the number of directors appointed by minority shareholders under Chilean law, but in no event will Citigroup Chile have less than one director of Banco de Chile.

            Pursuant to the Framework Agreement and the Shareholders Agreement, Quinenco and Citigroup have agreed that they shall not permit LQIF to, and shall cause LQIF not to permit Banco de Chile to, engage in "Fundamental Strategic Decisions" (as defined below) without their collective consent. For purposes of the Framework Agreement and the

----------

(1) SM Chile has issued four series of shares, each representing different voting and economic interests in Banco de Chile.

Shareholders Agreement, Fundamental Strategic Decisions are defined to include entry into new lines of business, certain credit decisions, dissolution or liquidation, proposed appointment of auditors or material changes in accounting practices and principles, dealings with regulatory agencies, material investments in non-financial businesses and services, amendments to the bylaws relating to the Framework Agreement or the Shareholders Agreement, and the delisting or deregistration of the shares of Banco de Chile or SM Chile from the New York Stock Exchange, the Securities and Exchange Commission, the Chilean Stock Exchanges or the Chilean Superintendence of Securities and Insurance.

            Pursuant to the Framework Agreement and the Shareholders Agreement, Citigroup has the right to propose the appointment, for Banco de Chile, LQIF, and their subsidiaries, of (i) the Chief Financial Officer (defined as "the person in charge of management, planning, and accounting control, as well as management and analysis tasks"); (ii) the head of Corporate and Investment Banking, treasury, and the broker-dealer controlled by Banco de Chile; and (iii) the head of compliance and anti-money laundering controls, which person shall have direct and permanent access to (and will be subject to the additional supervision of) the Board of Directors of Banco de Chile.

            Pursuant to the Framework Agreement, each of Citigroup and Quinenco has the option of purchasing the other party's ownership interests in LQIF, SM Chile and/or Banco de Chile in the event of a change of control with respect to the other party.

            On December 27, 2007, Quinenco, Citigroup Chile, and certain of Quinenco's subsidiaries entered into a Shareholders' Agreement that formalized the rights of Citigroup with respect to the governance of Banco de Chile as set forth in the Framework Agreement (and as discussed in the preceding paragraphs). Additionally, pursuant to the Shareholders Agreement, each of Citigroup and Quinenco has a right of first offer with respect to sales of LQIF shares by the other party, as well as tag-along rights with respect to any sale of LQIF shares by the other party. The right of first offer may expire as to one or both parties in certain circumstances depending on their respective ownership percentages of LQIF and on whether Citigroup exercises the options described below. Quinenco will also have preemptive rights with respect to any issuance of capital stock by LQIF, SM Chile or Banco de Chile. The Shareholders Agreement became effective on January 1, 2008. A copy of an English language translation of the Shareholders Agreement was filed as an Exhibit to the 2007 Annual Report on Form 20-F of Banco de Chile and is incorporated by reference in this statement on Schedule 13D.

            Except as otherwise provided herein in connection with the transactions described above, the Reporting Persons currently have no intention of engaging in any of the events set forth in subparagraphs (a) through (j) of
Item 4 of Schedule 13D. Except as otherwise provided herein, although no Reporting Person has any specific plan or proposal to purchase or sell Common Shares of Banco de Chile, depending on various factors, including, without limitation, Banco de Chile's financial position and business strategy, price levels of Common Shares, conditions in the securities market and general economic and industry conditions, each of the Reporting Persons may, acting either jointly or independently with respect to any other Reporting Person, take such actions with respect to its investment in Banco de Chile as it deems appropriate, including, without limitation, purchasing additional Common Shares of Banco de Chile or selling some or all of its Common Shares or engaging in any hedging or similar transactions with respect to the Common Shares in the ordinary course of its business.

Item 5. Interests in Securities of the Issuer.
        -------------------------------------

      Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

            (a)-(b) See pages 2-30 of this Schedule 13D for the aggregate number and percentage of Common Shares beneficially owned by each Reporting Person, the number of Common Shares as to which there is sole or shared power to vote, or to direct the vote, and sole or shared power to dispose or to direct the disposition.

            (c) Item 4 of this statement on Schedule 13D is incorporated herein by reference.

            (d) -(e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to
        ------------------------------------------------------------------------
Securities of the Issuer.
------------------------

      Item 6 of the Schedule 13D is hereby amended and restated in its entirety as follows:

            Item 4 of this statement on Schedule 13D is incorporated herein by reference.

            Pursuant to the Framework Agreement, Citigroup acquired two options to acquire an additional approximately 17.0% voting interest in LQIF (for a total 50% interest in LQIF if and when both options are exercised). The first option is for Citigroup Chile or a Citigroup Wholly-Owned Subsidiary that it designates (as defined in the Framework Agreement) to acquire an additional approximately 8.5% voting interest in LQIF. If this option is not otherwise exercised by Citigroup Chile or the Citigroup Wholly-Owned Subsidiary that it designates, then Quinenco has the option to require Citigroup Chile to acquire such additional approximately 8.5% voting interest in LQIF. These options may be exercised by either party by April 30, 2010, except that the deadline for exercise may be adjusted in certain circumstances. The second option is for Citigroup Chile or the Citigroup Wholly-Owned Subsidiary that it designates to acquire an additional approximately 8.5% voting interest of LQIF. This option may be exercised by May 3, 2010, subject to any additional agreed upon extension.

            On December 27, 2007, Citigroup entered into a Global Connectivity Agreement with Banco de Chile, which Global Connectivity Agreement sets forth the terms upon which Banco de Chile, Citigroup and its affiliates will develop a relationship with respect to cross-border business and services being applied to Corporate and Investment Banking, Private Banking International Personal Banking, Global Transactions Services, and other services and products. The parties agreed on the following principles with respect to implementing the terms of the agreement: (i) the promotion of global connectivity products among Chilean customers, (ii) the setup of a technology platform, (iii) the training of bank officers, and (iv) the construction of international support networks to carry out the transactions contemplated by the agreement. A copy of an English language translation of the Global Connectivity Agreement was filed as an Exhibit to the 2007 Annual Report on Form 20-F of Banco de Chile and is incorporated by reference in this statement on Schedule 13D.

            On December 27, 2008, Citigroup entered into a Cooperation Agreement with Banco de Chile, which Cooperation Agreement establishes a communication mechanism between the parties to enhance the exchange of ideas and information related to the integration of Banco de Chile's business with that of Citigroup in Chile and it also provides for certain specific areas of collaboration going forward (such as with respect to hedging and derivatives strategies). A copy of an English language translation of the Cooperation Agreement was filed as an Exhibit to the 2007 Annual Report on Form 20-F of Banco de Chile and is incorporated by reference in this statement on Schedule 13D.

Item 7. Material to be Filed as Exhibits.
        --------------------------------

      Item 7 of the Schedule 13D is hereby amended and restated in its entirety as follows:

      The following are filed with this statement:

1. Joint Filing Agreements from each of Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer and Dax Luksic Lederer; and

      Powers of Attorney from each of Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment and Compania de Inversiones Adriatico S.A.*

2. Merger Agreement between Banco de Chile and Banco de A. Edwards, dated as of October 3, 2001 (together with an English translation thereof)*

3. Agreement, dated December 20, 2000, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation*

4. Agreement, dated December 20, 2000, among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation*

5. Agreement, dated December 20, 2000, among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation*

6. Agreement, dated December 20, 2000, among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation*

7. Agreement, dated December 20, 2000, among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation*

8. Loan Agreement, dated December 26, 2001, between LQ Inversiones Financieras S.A. and BBVA Banco BHIF
      (a) Spanish language version*
      (b) English translation*

9. Loan, Pledge of Shares and Guaranty Agreement with Joint and Several Liability, dated December 15, 2000, between LQ Inversiones Financieras S.A. and Banco Santiago
      (a) Spanish language version*
      (b) English translation*

10. Share Purchase Agreement, dated March 27, 2001, between Empresas Penta S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation*

11. Share Purchase Agreement, dated March 27, 2001, between Sociedad de Inversiones y Rentas Megeve Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation*

12. Share Purchase Agreement, dated March 27, 2001, between Sociedad Comercial y Editorial Santiago Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation*

13. Share Purchase Agreement, dated March 27, 2001, between Consorcio Financiero S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation*

14. Share Purchase Agreement, dated March 27, 2001, between Inversiones Las Arenas Sociedad Anonima and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation*

15. Pledge Agreement, dated January 9, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch
      (a) Spanish language version*
      (b) English translation*

16. Note Amendment, dated April 23, 2002, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version**
      (b) English summary***

17. First Amendment and Waiver to Senior Secured Credit Agreement, dated May 22, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch*

18. English language translation of Master Joint Venture Agreement by and among Citigroup, COIC and Quinenco, dated July 19, 2007, incorporated by reference to Exhibit 3.1 to Banco de Chile's 2007 Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 27, 2008 (the "2007 20-F")

19. English language translation of Merger Agreement by and between Banco de Chile and Citibank Chile, dated December 26, 2007, incorporated by reference to Exhibit 4.1 to the 2007 20-F

20. English language translation of Shareholders Agreement by and among Quinenco, Citigroup Chile S.A. and certain of Quinenco's subsidiaries, dated December 27, 2007, incorporated by reference to Exhibit 3.2 to the 2007 20-F

21. English language translation of Global Connectivity Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.3 to the 2007 20-F

22. English language translation of Cooperation Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.2 to the 2007 20-F

23. Joint Filing Agreements from each of Fernanda Luksic Lederer, Antonia Luksic Puga, Inversiones Rio Claro Ltda., Inversiones Orengo S.A., and Ruana Copper AG Agencia Chile; and

      Powers of Attorney from each of Andsberg Ltd., Andsberg Inversiones Ltd., Guillermo Luksic Craig, Nicolas Luksic Puga, Antonia Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Inversiones Rio Claro Ltda., Fernanda Luksic Lederer, Inversiones Orengo S.A.

----------

* Exhibit previously filed

** Pursuant to Rule 12b-31 under the Exchange Act, only one of the five Note Amendments referenced in the second paragraph of Item 6 herein, each dated April 23, 2002, has been previously filed with SEC. The schedule below sets forth the material details (consisting only of the names of the parties to such Note Amendments) in which the four documents which are not filed hereto differ from Exhibit 16:

      Note Amendment among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile

*** Pursuant to Rule 12b-12(d) under the Exchange Act, an English summary has previously been provided.

                                                                    Schedule A-1
                                                                    ------------

Schedule A-1 of the Schedule 13D is hereby amended in its entirety as follows:

       Directors and Executive Officers of LQ Inversiones Financieras S.A.

Directors:
---------

1.    Name:                          Andronico Luksic Craig
      Principal Occupation:          Vice Chairman of the Board of Directors of Banco de Chile
                                     and Quinenco, Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco, Director of
                                     various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name                           Francisco Perez Mackenna
      Principal Occupation:          Chief Executive Officer of Quinenco
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name                           Manuel Jose Noguera Eyzaguirre
      Principal Occupation:          Chief Legal Counsel of Quinenco
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

5.    Name:                          Pablo Granifo Lavin
      Principal Occupation:          Chairman of the Board of Directors of Banco de Chile
      Business Address:              Ahumada 251, 2nd Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                      A-1-1

6.    Name:                          Fernando Quiroz Robles
      Principal Occupation:          Director of Banco de Chile and SM Chile
      Business Address:              Act. Roberto Medellin 800, 5th Floor Sur
                                     Col. Santa Fe
                                     01210 Mexico D.F., Mexico
      Citizenship                    Mexican

7.    Name:                          Raul Anaya Elizalde
      Principal Occupation:          Director of Banco de Chile and SM Chile
      Business Address:              899 West Cypress Creek Road, Suite 800
                                     Fort Lauderdale
                                     Florida 33309, U.S.A.
      Citizenship:                   Mexican, U.S.

Executive Officers:
-------------------

1.    Name:                          Rodrigo Manubens Moltedo
      Principal Occupation:          Chief Executive Officer of LQ Inversiones Financieras
      Business Address:              Enrique Foster Sur 20, 14th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                      A-1-2

                                                                    Schedule A-2
                                                                    ------------

Schedule A-2 of the Schedule 13D is hereby amended in its entirety as follows:

                Directors and Executive Officers of Quinenco S.A.

Directors:
---------

1.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco, Director of
                                     various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Andronico Luksic Craig
      Principal Occupation:          Vice Chairman of the Board of Directors of Banco de Chile
                                     and Quinenco, Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Jean-Paul Luksic Fontbona
      Principal Occupation:          Director of Quinenco,
                                     Director of various companies
      Business Address:              Ahumada 11, 10th  Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Gonzalo Menendez Duque
      Principal Occupation:          Director of various companies
      Business Address:              Agustinas 972, Suite 701
                                     Santiago, Chile
      Citizenship:                   Chilean

5.    Name:                          Hernan Buchi Buc
      Principal Occupation:          Director of various companies
      Business Address:              San Crescente 551
                                     Las Condes, Santiago, Chile
      Citizenship:                   Chilean

6.    Name:                          Juan Andres Fontaine Talavera
      Principal Occupation:          Owner, Fontaine Consultants
      Business Address:              Santa Lucia 188, 6th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                      A-2-1

7.    Name:                          Matko Koljatic Maroevic
      Principal Occupation:          Business Administrator
      Business Address:              Vicuna Mackenna 4860
                                     Escuela de Administracion PUC,
                                     Santiago, Chile
      Citizenship:                   Chilean

Executive Officers:
------------------

1.    Name:                          Francisco Perez Mackenna
      Title:                         Chief Executive Officer
      Citizenship:                   Chilean

2.    Name:                          Luis Fernando Antunez Bories
      Title:                         Chief Financial Officer
      Citizenship:                   Chilean

3.    Name:                          Felipe Joannon Vergara
      Title:                         Managing Director, Business Development
      Citizenship:                   Chilean

4.    Name:                          Martin Rodriguez Guiraldes
      Title:                         Managing Director, Strategy and Performance Appraisal
      Citizenship:                   Chilean

5.    Name:                          Manuel Jose Noguera Eyzaguirre
      Title:                         Chief Legal Counsel
      Citizenship:                   Chilean

                                      A-2-2

                                                                    Schedule A-3
                                                                    ------------

Schedule A-3 of the Schedule 13D is hereby amended in its entirety as follows:

          Members of the Foundation Council of the Luksburg Foundation

1.    Name:                          Andronico Luksic Craig
      Principal Occupation:          Vice Chairman of the Board of Directors of Banco de Chile
                                     and Quinenco, Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco, Director of
                                     various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Jean-Paul Luksic Fontbona
      Principal Occupation:          Director of Quinenco,
                                     Director of various companies
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Karl Josef Hier
      Principal Occupation:          Lawyer, Marxer & Partner
      Business Address:              Heiligkreuz 6
                                     Vaduz, Liechtenstein
      Citizenship:                   Austrian

                                      A-3-1

                                                                    Schedule A-4
                                                                    ------------

Schedule A-4 of the Schedule 13D is hereby amended in its entirety as follows:

                Directors of Lanzville Investments Establishment

1.    Name:                          Andronico Luksic Craig
      Principal Occupation:          Vice Chairman of the Board of Directors of Banco
                                     de Chile and Quinenco, Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco,
                                     Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Jean-Paul Luksic Fontbona
      Principal Occupation:          Director of Quinenco,
                                     Director of various companies
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Karl Josef Hier
      Principal Occupation:          Lawyer, Marxer & Partner
      Business Address:              Heiligkreuz 6
                                     Vaduz, Liechtenstein
      Citizenship:                   Austrian

                                      A-4-1

                                                                    Schedule A-5
                                                                    ------------

Schedule A-5 of the Schedule 13D is hereby amended in its entirety as follows:

             Directors of Dolberg Finance Corporation Establishment

1.    Name:                          Andronico Luksic Craig
      Principal Occupation:          Vice Chairman of the Board of Directors of Banco
                                     de Chile and Quinenco, Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco,
                                     Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Jean-Paul Luksic Fontbona
      Principal Occupation:          Director of Quinenco,
                                     Director of various companies
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Karl Josef Hier
      Principal Occupation:          Lawyer, Marxer & Partner
      Business Address:              Heiligkreuz 6
                                     Vaduz, Liechtenstein
      Citizenship:                   Austrian

                                      A-5-1

                                                                    Schedule A-6
                                                                    ------------

Schedule A-6 of the Schedule 13D is hereby amended in its entirety as follows:

                       Directors of Geotech Establishment

1.    Name:                          Andronico Luksic Craig
      Principal Occupation:          Vice Chairman of the Board of Directors of Banco
                                     de Chile and Quinenco, Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco,
                                     Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Jean-Paul Luksic Fontbona
      Principal Occupation:          Director of Quinenco,
                                     Director of various companies
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Karl Josef Hier
      Principal Occupation:          Lawyer, Marxer & Partner
      Business Address:              Heiligkreuz 6
                                     Vaduz, Liechtenstein
      Citizenship:                   Austrian

                                      A-6-1

                                                                    Schedule A-7
                                                                    ------------

Schedule A-7 of the Schedule 13D is hereby amended in its entirety as follows:

                          Directors of Andsberg Limited

1.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco,
                                     Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Gonzalo Menendez Duque
      Principal Occupation:          Director of various companies
      Business Address:              Agustinas 972, Suite 701
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Ramon Jara Araya
      Principal Occupation:          Director of various companies
      Business Address:              Ahumada 11, 10th Floor
      Citizenship:                   Chilean

                                      A-7-1

                                                                    Schedule A-8
                                                                    ------------

Schedule A-8 of the Schedule 13D is hereby amended in its entirety as follows:

                    Directors of Andsberg Inversiones Limited

1.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco,
                                     Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Gonzalo Menendez Duque
      Principal Occupation:          Director of various companies
      Business Address:              Agustinas 972, Suite 701
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Ramon Jara Araya
      Principal Occupation:          Director of various companies
      Business Address:              Ahumada 11, 10th Floor
      Citizenship:                   Chilean

                                      A-8-1

                                                                    Schedule A-9
                                                                    ------------

Schedule A-9 of the Schedule 13D is hereby amended in its entirety as follows:

              Authorized Signatories of Andsberg Inversiones Ltda.

1.    Name:                          Andronico Luksic Craig
      Principal Occupation:          Vice Chairman of the Board of Directors of Banco
                                     de Chile and Quinenco, Director of various
                                     companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco,
                                     Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Jean-Paul Luksic Fontbona
      Principal Occupation:          Director of Quinenco,
                                     Director of various companies
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Lukas Yaksic Rojas
      Principal Occupation:          Business Administrator for the Quinenco Group
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-9-1

                                                                   Schedule A-10
                                                                   -------------

Schedule A-10 of the Schedule 13D is hereby amended in its entirety as follows:

               Directors of Ruana Copper Corporation Establishment

1.    Name:                          Andronico Luksic Craig
      Principal Occupation:          Vice Chairman of the Board of Directors of Banco
                                     de Chile and Quinenco, Director of various
                                     companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco,
                                     Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Jean-Paul Luksic Fontbona
      Principal Occupation:          Director of Quinenco,
                                     Director of various companies
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Karl Josef Hier
      Principal Occupation:          Lawyer, Marxer & Partner
      Business Address:              Heiligkreuz 6
                                     Vaduz, Liechtenstein
      Citizenship:                   Liechtenstein

                                     A-10-1

                                                                   Schedule A-11
                                                                   -------------

Schedule A-11 of the Schedule 13D is hereby amended in its entirety as follows:

   Directors and General Manager of Inmobiliaria e Inversiones Rio Claro S.A.

Directors:
----------

1.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco,
                                     Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Nicolas Luksic Puga
      Principal Occupation:          Financial Analyst, Quinenco
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Manuel Jose Noguera Eyazguirre
      Principal Occupation:          Chief Legal Counsel of Quinenco
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Manuel Jose Montes Cousino
      Principal Occupation:          Independent Lawyer
      Business Address:              Apoquindo 3001, 6th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

5.    Name:                          Alessandro Bizzarri Carvallo
      Principal Occupation:          Lawyer, Carvallo, Bizarri & Cia.
      Business Address:              Nueva Costanera 4229, of. 206
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-11-1

Management:
-----------

1.    Name:                          Fernando de Solminihac Tampier
      Principal Occupation:          Chief Executive Officer
      Business Address:              Enrique Foster Sur 20, 18th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-11-1

                                                                   Schedule A-12
                                                                   -------------

Schedule A-12 of the Schedule 13D is hereby amended in its entirety as follows:

         Directors and General Manager of Inversiones Consolidadas S. A.

Directors:
----------

1.    Name:                          Andronico Luksic Lederer
      Principal Occupation:          Economist, Sales Manager, Antofagasta Minerals
      Business Address:              Enrique Foster Sur 20, 18th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Gonzalo Molina Ariztia
      Principal Occupation:          Lawyer, Infante, Valenzuela, Molina & Cia.
      Business Address:              Miraflores 130, 23rd Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Alessandro Bizzarri Carvallo
      Principal Occupation:          Lawyer, Carvallo, Bizarri & Cia.
      Business Address:              Av. Nueva Costanera 4229, of. 206
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Maximiliano Luksic Lederer
      Principal Occupation:          Student
      Business Address:              Enrique Foster Sur 20, 18th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

5.    Name:                          Davor Luksic Lederer
      Principal Occupation:          Economist
      Business Address:              Enrique Foster Sur 20, 18th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-12-1

General Manager:
----------------

1.    Name:                          Rodrigo Terre Fontbona
      Principal Occupation:          Business Administrator for Mr. Andronico Luksic
                                     Craig
      Business Address:              Enrique Foster Sur 20, 18th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-12-2

                                                                   Schedule A-13
                                                                   -------------

Schedule A-13 of the Schedule 13D is hereby amended in its entirety as follows:

            Directors and General Manager of Inversiones Salta S. A.

Directors:
----------

1.    Name:                          Gonzalo Molina Ariztia
      Principal Occupation:          Lawyer, Infante, Valenzuela, Molina & Cia.
      Business Address:              Miraflores 130, 23rd Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Andronico Luksic Lederer
      Principal Occupation:          Sales Manager, Antofagasta Minerals
      Business Address:              Enrique Foster Sur 20, 18th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Jose Miguel Infante Lira
      Principal Occupation:          Lawyer, Infante, Valenzuela, Molina & Cia
      Business Address:              Miraflores 130, 23rd Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Gonzalo Valenzuela Silva
      Principal Occupation:          Lawyer, Infante, Valenzuela, Molina & Cia
      Business Address:              Miraflores 130, 23rd Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

5.    Name:                          Alessandro Bizzarri Carvallo
      Principal Occupation:          Lawyer, Carvallo, Bizzarri & Cia.
      Business Address:              Av. Nueva Costanera 4229, of. 206
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-13-1

General Manager:
----------------

1.    Name:                          Rodrigo Terre Fontbona
      Principal Occupation:          Business Administrator for Mr. Andronico Luksic
                                     Craig
      Business Address:              Enrique Foster Sur 20, 18th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-13-2

                                                                   Schedule A-14
                                                                   -------------

Schedule A-14 of the Schedule 13D is hereby incorporated in its entirety as follows:

     Directors and General Manager of Compania de Inversiones Adriatico S.A.

Directors:
----------

1.    Name:                          Andronico Luksic Craig
      Principal Occupation:          Vice Chairman of the Board of Directors of Banco
                                     de Chile and Quinenco, Director of various
                                     companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Guillermo Luksic Craig

      Principal Occupation:          Chairman of the Board of Directors of Quinenco,
                                     Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Jean-Paul Luksic Fontbona
      Principal Occupation:          Director of Quinenco,
                                     Director of various companies
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Maria Paola Luksic Fontbona
      Principal Occupation:          Entrepreneur
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

5.    Name:                          Marie Gabrielle Luksic Fontbona
      Principal Occupation:          Entrepreneur
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

6.    Name:                          Iris Fontbona Gonzalez
      Principal Occupation:          Entrepreneur
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-14-1

7.    Name:                          Jose Hipolito Zanartu Rosselot
      Principal Occupation:          Lawyer
      Business Address:              Ahumada 11, 6th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

General Manager:
----------------

1.    Name:                          Lukas Yaksic Rojas
      Principal Occupation:          Business Administrator for the Quinenco Group
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-14-2

                                                                   Schedule A-15
                                                                   -------------

              Authorized Signatories of Inversiones Rio Claro Ltda.

1.    Name:                          Guillermo Luksic Craig
      Principal Occupation:          Chairman of the Board of Directors of Quinenco,
                                     Director of various companies
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Nicolas Luksic Puga
      Principal Occupation:          Financial Analyst, Quinenco
      Business Address:              Enrique Foster Sur 20, 18th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Manuel Jose Noguera Eyzaguirre
      Principal Occupation:          Chief Legal Counsel of Quinenco
      Business Address:              Enrique Foster Sur 20, 16th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

4.    Name:                          Alessandro Bizzarri Carvallo
      Principal Occupation:          Lawyer, Carvallo, Bizzarri & Cia.
      Business Address:              Nueva Costanera 4229, Oficina 206
                                     Santiago, Chile
      Citizenship:                   Chilean

5.    Name:                          Gustavo Delgado Opazo
      Principal Occupation:          Business Administrator for the Quinenco Group
      Business Address:              Enrique Foster Sur 20, 14th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

6.    Name:                          Fernando de Solminihac Tampier
      Principal Occupation:          Chief Executive Officer
      Business Address:              Enrique Foster Sur 20, 18th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-15-1

                                                                   Schedule A-16
                                                                   -------------

            Directors and General Manager of Inversiones Orengo S.A.

Directors:
---------

1.    Name:                          Jean-Paul Luksic Fontbona
      Principal Occupation:          Director of Quinenco,
                                     Director of various companies
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

2.    Name:                          Maria Paola Luksic Fontbona
      Principal Occupation:          Entrepreneur
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

3.    Name:                          Lukas Yaksic Rojas
      Principal Occupation:          Business Administrator for the Quinenco Group
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

General Manager:
---------------

1.    Name:                          Lukas Yaksic Rojas
      Principal Occupation:          Business Administrator for the Quinenco Group
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-16-1

                                                                   Schedule A-17
                                                                   -------------

                     Agent of Ruana Copper AG Agencia Chile

1.    Name:                          Jean-Paul Luksic Fontbona
      Principal Occupation:          Director of Quinenco,
                                     Director of various companies
      Business Address:              Ahumada 11, 10th Floor
                                     Santiago, Chile
      Citizenship:                   Chilean

                                     A-17-1

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: November 28, 2008

                                 LQ Inversiones Financieras S.A.

                                 By:    /s/Rodrigo Manubens Moltedo
                                     --------------------------------
                                 Name:  Rodrigo Manubens Moltedo
                                 Title: Chief Executive Officer

                                 Quinenco S.A.

                                 By:   /s/Francisco Perez Mackenna
                                     -------------------------------
                                 Name:  Francisco Perez Mackenna
                                 Title: Chief Executive Officer

                                 Luksburg Foundation
                                 Dolberg Finance Corporation Establishment
                                 Lanzville Investment Establishment
                                 Ruana Copper Corporation Establishment
                                 Compania de Inversiones Adriatico S.A.
                                 Geotech Establishment
                                 Andsberg Inversiones Ltda.

                                 By:   /s/Guillermo Luksic Craig
                                     -----------------------------
                                 Name: Guillermo Luksic Craig

                                 By:   /s/ Jean-Paul Luksic Fontbona
                                     ---------------------------------
                                 Name: Jean-Paul Luksic Fontbona

                                 Andsberg Ltd.
                                 Andsberg Inversiones Ltd.

                                 By:   /s/Guillermo Luksic Craig
                                     -------------------------------
                                 Name: Guillermo Luksic Craig

                                 By:   /s/Gonzalo Menendez Duque
                                     -------------------------------
                                 Name: Gonzalo Menendez Duque

                                 Ruana Copper A.G. Agencia Chile

                                 By:   /s/Jean-Paul Luksic Fontbona
                                     ---------------------------------
                                 Name: Jean-Paul Luksic Fontbona

                                 Guillermo Luksic Craig
                                 Nicolas Luksic Puga
                                 Antonia Luksic Puga
                                 Inmobiliaria e Inversiones Rio Claro S.A.
                                 Inversiones Rio Claro Ltda.

                                 By:   /s/Fernando de Solminihac Tampier
                                     -------------------------------------
                                 Name:  Fernando de Solminihac Tampier
                                 Title: Attorney-in-fact

                                 Andronico Luksic Craig
                                 Patricia Lederer Tcherniak
                                 Inversiones Consolidadas S.A.
                                 Inversiones Salta S.A.
                                 Fernanda Luksic Lederer
                                 Andronico Luksic Lederer
                                 Davor Luksic Lederer
                                 Max Luksic Lederer
                                 Dax Luksic Lederer

                                 By:   /s/Rodrigo Terre Fontbona
                                     -----------------------------
                                 Name:  Rodrigo Terre Fontbona
                                 Title: Attorney-in-fact

                                 Inversiones Orengo S.A.

                                 By:  /s/Lukas Yaksic Rojas
                                     ------------------------
                                 Name:  Lukas Yaksic Rojas
                                 Title: Attorney-in-fact

                                  EXHIBIT INDEX
                                  -------------

Exhibit   Description
-------   -----------

1. Joint Filing Agreements from each of Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer and Dax Luksic Lederer; and

          Powers of Attorney from each of Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment and Compania de Inversiones Adriatico S.A.*

2. Merger Agreement between Banco de Chile and Banco de Chile and Banco de A. Edwards, dated as of October 3, 2001 (together with an English translation thereof)*

3. Agreement, dated December 20, 2000, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

4. Agreement, dated December 20, 2000, among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

5. Agreement, dated December 20, 2000, among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

6. Agreement, dated December 20, 2000, among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

7. Agreement, dated December 20, 2000, among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

8. Loan Agreement, dated December 26, 2001, between LQ Inversiones Financieras S.A. and BBVA Banco BHIF
          (a) Spanish language version*
          (b) English translation*

9. Loan, Pledge of Shares and Guaranty Agreement with Joint and Several Liability Co-Debt Agreement, dated December 15, 2000, between LQ Inversiones Financieras S.A. and Banco Santiago
          (a) Spanish language version*
          (b) English translation*

10. Share Purchase Agreement, dated March 27, 2001, between Empresas Penta S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

11. Share Purchase Agreement, dated March 27, 2001, between Sociedad de Inversiones y Rentas Megeve Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

12. Share Purchase Agreement, dated March 27, 2001, between Sociedad Comercial y Editorial Santiago Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

13. Share Purchase Agreement, dated March 27, 2001, between Consorcio Financiero S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

14. Share Purchase Agreement, dated March 27, 2001, between Inversiones Las Arenas Sociedad Anonima and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

15. Pledge Agreement, dated January 9, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch
          (a) Spanish language version*
          (b) English translation*

16. Note Amendment, dated April 23, 2002, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version**
          (b) English summary***

17. First Amendment and Waiver to Senior Secured Credit Agreement, dated May 22, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch*

18. English language translation of Master Joint Venture Agreement by and among Citigroup, COIC and Quinenco, dated July 19, 2007, incorporated by reference to Exhibit 3.1 to Banco de Chile's 2007 Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 27, 2008 (the "2007 20-F")

19. English language translation of Merger Agreement by and between Banco de Chile and Citibank Chile, dated December 26, 2007, incorporated by reference to Exhibit 4.1 to the 2007 20-F

20. English language translation of Shareholders Agreement by and among Quinenco, Citigroup Chile S.A. and certain of Quinenco's subsidiaries, dated December 27, 2007, incorporated by reference to Exhibit 3.2 to the 2007 20-F

21. English language translation of Global Connectivity Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.3 to the 2007 20-F

22. English language translation of Cooperation Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.2 to the 2007 20-F

23. Joint Filing Agreements from each of Fernanda Luksic Lederer, Antonia Luksic Puga, Inversiones Rio Claro Ltda., Inversiones Orengo S.A., and Ruana Copper AG Agencia Chile; and

          Powers of Attorney from each of Andsberg Ltd., Andsberg Inversiones Ltd., Guillermo Luksic Craig, Nicolas Luksic Puga, Antonia Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Inversiones Rio Claro Ltda., Fernanda Luksic Lederer, Inversiones Orengo S.A.

----------

* Exhibit previously filed

** Pursuant to Rule 12b-31 under the Exchange Act, only one of the five Note Amendments referenced in the second paragraph of Item 6 herein, each dated April 23, 2002, has been previously filed. The schedule below sets forth the material details (consisting only of the names of the parties to such Note Amendments) in which the four documents which are not filed hereto differ from Exhibit 16:

      Note Amendment among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile

*** Pursuant to Rule 12b-12(d) under the Exchange Act, an English summary has previously been provided.

      The undersigned person (being one of the "Reporting Persons") hereby agrees that a joint statement of this schedule 13D/A, and any amendments thereto, be filed on her behalf by Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: November 28, 2008

                                       Fernanda Luksic Lederer

                                       By:    /s/Rodrigo Terre Fontbona
                                           -------------------------------------
                                       Name:  Rodrigo Terre Fontbona
                                       Title: Attorney-in-fact

      The undersigned persons (each being one of the "Reporting Persons") hereby agree that a joint statement of this schedule 13D/A, and any amendments thereto, be filed on their behalf by Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: November 28, 2008

                                       Antonia Luksic Puga
                                       Inversiones Rio Claro Ltda.

                                       By:    /s/Fernando de Solminihac Tampier
                                           -------------------------------------
                                       Name:  Fernando de Solminihac Tampier
                                       Title: Attorney-in-fact

      The undersigned person (being one of the "Reporting Persons") hereby agrees that a joint statement of this schedule 13D/A, and any amendments thereto, be filed on its behalf by Lukas Yaksic Rojas, whose address is Ahumada 11, 10th Floor, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: November 28, 2008

                                       Inversiones Orengo S.A.

                                       By:    /s/Lukas Yaksic Rojas
                                           -------------------------------------
                                       Name:  Lukas Yaksic Rojas
                                       Title: Attorney-in-fact

      The undersigned person (being one of the "Reporting Persons") hereby agrees that a joint statement of this schedule 13D/A, and any amendments thereto, be filed on its behalf by Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: November 28, 2008

                                       Ruana Copper AG Agencia Chile.

                                       By:    /s/Jean-Paul Luksic Fontbona
                                           -------------------------------------
                                       Name:  Jean-Paul Luksic Fontbona
                                       Title: Agent

                                Power Of Attorney

The undersigned, Andsberg Ltd., a limited liability company whose address is 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX, does hereby appoint Gonzalo Menendez Duque, whose address is Agustinas 972, suite 701, Santiago, Chile, as its attorney-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                            Signed as of the 28th day of November, 2008.

                            ANDSBERG LTD.

                            By:   /s/Guillermo Luksic Craig
                                -------------------------------
                            Name: Guillermo Luksic Craig

                            By:   /s/Gonzalo Menendez Duque
                                -------------------------------
                            Name: Gonzalo Menendez Duque

                            WITNESS:

                                  /s/Davor Domitrovic
                            -----------------------------------
                            Name: Davor Domitrovic

                                Power Of Attorney

The undersigned, Andsberg Inversiones Ltd., a limited liability company whose address is 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX, does hereby appoint Gonzalo Menendez Duque, whose address is Agustinas 972, suite 701, Santiago, Chile, as its attorney-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                            Signed as of the 28th day of November, 2008.

                            ANDSBERG INVERSIONES LTD.

                            By:   /s/Guillermo Luksic Craig
                                -------------------------------
                            Name: Guillermo Luksic Craig

                            By:   /s/Gonzalo Menendez Duque
                                -------------------------------
                            Name: Gonzalo Menendez Duque

                            WITNESS:

                                  /s/Davor Domitrovic
                            -----------------------------------
                            Name: Davor Domitrovic

                                Power Of Attorney

The undersigned, Guillermo Luksic Craig, an individual whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile, as his attorney-in-fact, for him and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                            Signed as of the 28th day of November, 2008.

                            By:   /s/Guillermo Luksic Craig
                                -------------------------------
                            Name: Guillermo Luksic Craig

                            WITNESS:

                                  /s/Davor Domitrovic
                            -----------------------------------
                            Name: Davor Domitrovic

                                Power Of Attorney

The undersigned, Nicolas Luksic Puga, an individual whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile, as his attorney-in-fact, for him and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                            Signed as of the 28th day of November, 2008.

                            By:   /s/Nicolas Luksic Puga
                                -------------------------------
                            Name: Nicolas Luksic Puga

                            WITNESS:

                                  /s/Davor Domitrovic
                            -----------------------------------
                            Name: Davor Domitrovic

                                Power Of Attorney

The undersigned, Antonia Luksic Puga, an individual whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile, as her attorney-in-fact, for her and in her name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as she could do if personally present.

                            Signed as of the 28th day of November, 2008.

                            By:   /s/Antonia Luksic Puga
                                -------------------------------
                            Name: Antonia Luksic Puga

                            WITNESS:

                                  /s/Davor Domitrovic
                            -----------------------------------
                            Name: Davor Domitrovic

Power Of Attorney

The undersigned, Inmobiliaria e Inversiones Rio Claro S.A., a holding company whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile, as its attorney-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by
Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission
Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file
Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                            Signed as of the 28th day of November, 2008.

                            INMOBILIARIA E INVERSIONES RIO CLARO S.A.

                            By:   /s/Manuel Jose Noguera Eyzaguirre
                                -------------------------------------
                            Name: Manuel Jose Noguera Eyzaguirre

                            By:   /s/Fernando de Solminihac Tampier
                                -------------------------------------
                            Name: Fernando de Solminihac Tampier

                            WITNESS:

                                  /s/Davor Domitrovic
                            -----------------------------------
                            Name: Davor Domitrovic

                               Power Of Attorney

The undersigned, Inversiones Rio Claro Ltda., a limited liability company whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile, as its attorney-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                            Signed as of the 28th day of November, 2008.

                            INVERSIONES RIO CLARO LTDA.

                            By:   /s/Manuel Jose Noguera Eyzaguirre
                                -------------------------------------
                            Name: Manuel Jose Noguera Eyzaguirre

                            By:   /s/Fernando de Solminihac Tampier
                                -------------------------------------
                            Name: Fernando de Solminihac Tampier

                            WITNESS:

                                  /s/Davor Domitrovic
                            -----------------------------------
                            Name: Davor Domitrovic

                                Power Of Attorney

The undersigned, Fernanda Luksic Lederer, an individual whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile, does hereby appoint Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile, as her attorney-in-fact, for her and in her name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as she could do if personally present.

                            Signed as of the 28th day of November, 2008.

                            By:   /s/Fernanda Luksic Lederer
                                -------------------------------
                            Name: Fernanda Luksic Lederer

                            WITNESS:

                                  /s/Davor Domitrovic
                            -----------------------------------
                            Name: Davor Domitrovic

                                Power Of Attorney

The undersigned, Inversiones Orengo S.A., a Corporation whose address is Ahumada 11, 2nd Floor, Santiago, Chile, does hereby appoint Lukas Yaksic Rojas, whose address is Ahumada 11, 10th Floor, Santiago, Chile, as its attorney-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission
Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file
Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                            Signed as of the 28th day of November, 2008.

                            INVERSIONES ORENGO S.A.

                            By:   /s/Maria Paola Luksic Fontbona
                                -------------------------------------
                            Name: Maria Paola Luksic Fontbona

                            By:   /s/Lukas Yaksic Rojas
                                -------------------------------------
                            Name: Lukas Yaksic Rojas

                            WITNESS:

                                  /s/Davor Domitrovic
                            -----------------------------------
                            Name: Davor Domitrovic